SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

CrowdGather, Inc.
(Exact name of registrant as specified in Charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 29, 2010, CrowdGather, Inc. (“Registrant”) sold 428,571 shares of its common stock to one investor in exchange for $450,000, or $1.05 per share. The price per share of the issuance is subject to certain anti-dilution provisions as specified in the subscription agreement (“Subscription Agreement”). A copy of the form of Subscription Agreement is attached hereto as Exhibit 10.1.   This brief description of the Subscription Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement as attached.

In connection with the sale of shares, the investor also received warrants to purchase 215,285 shares of the Registrant’s common stock at a purchase price of $1.17 per share. The warrant agreement (“Warrant Agreement”) provides for an expiration period of three years from the date of the investment. A copy of the form of Warrant Agreement is attached hereto as Exhibit 10.2.   This brief description of the Warrant Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement as attached.

The shares and warrants were issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

In addition, on April 29, 2010, the Registrant’s Board of Directors also approved the issuance of 35,714 shares of the Registrant’s common stock to that investor, pursuant to the anti-dilution provisions of the subscription agreement dated February 3, 2010 between the Registrant and that same investor, and as disclosed in the Registrant’s Report on Form 8-K filed on February 9, 2010.  Specifically, the Registrant is issuing the investor an additional 35,714 shares of the Registrant’s common stock, which is the difference in the amount of shares that would have been issued to the investor if the price per share for the initial investment would have been $1.05 per share.

The shares were issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

Item 4.01 Changes in Registrant’s Certifying Accountant

On April 30, 2010, the Registrant dismissed Kelly and Company (“Kelly”) as the Registrant’s principal accountant effective on such date. Kelly was the independent registered public accounting firm for the Registrant’s from March 15, 2010, the date of appointment, until April 30, 2010, the date of dismissal. The Registrant engaged Q Accountancy Corporation (“QAC”) as its new principal accountant effective as of April 30, 2010. The decision to change accountants was recommended and approved by the Registrant’s Board of Directors.

From March 15, 2010, the date of appointment, until April 30, 2010, the date of dismissal, Kelly did not issue any reports on the Registrant’s financial statements and therefore there were no adverse opinions or a disclaimer of opinion, and there were no reports which were qualified or modified as to uncertainty, audit scope, or accounting principles.

From March 15, 2010, the date of appointment, until April 30, 2010, the date of dismissal, there were no disagreements with Kelly on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Kelly, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

The Registrant engaged QAC as the Registrant’s new independent accountant as of April 30, 2010.  During fiscal years 2009 and 2008, and the subsequent interim period through April 30, 2010, the Registrant nor anyone on the Registrant’s behalf engaged QAC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

The Registrant has made the contents of this Form 8-K available to Kelly and requested it to furnish a letter to the Securities and Exchange Commission as to whether Kelly agrees or disagrees with, or wishes to clarify the Registrant’s expression of its views. A copy of such letter is attached hereto as Exhibit 16.1.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1	Form of Subscription Agreement
10.2	Form of Warrant Agreement
16.1	Letter from Kelly and Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: April 30, 2010	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer